Exhibit (a)(16)

To: All Exempt NetManage Employees
From: Michael R. Peckham
Subject:	REMINDER – NetManage Stock Option Exchange Program expires at 4:59 p.m. PDT on Friday, June 13, 2003
Date: _________, 2003

This is a reminder that the deadline for submitting your executed Election Form is 4:59 p.m. Pacific Time, Friday, June 13, 2003.

To make your elections:

          If you wish to participate, please complete and sign the Election Form attached to the Offer to Exchange and deliver to: Legal Department, NetManage, Inc., 10725 N. De Anza Blvd., Cupertino, CA 95014, Attn: Donna Dury (or by facsimile to: (408) 342-7880, Attn: Donna Dury), or if outside the United States and Canada to:

In Israel, Italy, France, and Spain to: Ronit Weizman, NetManage, Inc., Matam Advanced Technology Ctr., Building 9, Haifa, 31905, Israel (or by facsimile to: 972-4-8550122, Attn: Ronit Weizman);

In the United Kingdom to: Nick Still, NetManage, Inc., 2nd Floor, Lyon Court, Walsworth Road, Hitchin, Hertfordshire, SG4-9SX, United Kingdom (or by facsimile to: 44-146-755055);

In Germany and the Netherlands to: Heiko Eckstein, NetManage, Inc., Muhlweg 2, D-82054 Saurlach, Germany (or by facsimile to: 49-8104-9802-10, Attn: Heiko Eckstein).

If you have any questions, please do not hesitate to contact any of the people listed above.

(a)(16)